SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2005

Yardville National Bancorp

(Exact name of registrant as specified in charter)

New Jersey (State or other jurisdiction of incorporation)	000-26086 (Commission File Number)	22-2670267 (IRS Employer Identification No.)

2465 Kuser Road
Hamilton, New Jersey 08690
(Address of principal executive offices)

609-585-5100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

     Item 1.01 Entry into a Material Definitive Agreement.

     On February 18, 2005, the Registrant entered into a non-exclusive consulting agreement with Mr. Lawrence Seidman for a period commencing on the date of the agreement and expiring on January 31, 2006. During the term of the agreement, Mr. Seidman has agreed to perform such reasonable consulting services in the areas of planning, acquisition and growth opportunities as requested by management and will be paid $5,000 after each fiscal quarter of 2005, as well as a $1,000 monthly fee, which are similar to the annual retainer and monthly meeting fees paid to the Registrant's outside directors. In addition, Mr. Seidman agreed that during the term of the agreement he will vote his stock in favor of proposals and nominees put forth by the Registrant and he will not make statements in opposition to, or that would reflect negatively against the Registrant, its subsidiary, The Yardville National Bank, referred to as the “Bank,” or their directors or officers. Mr. Seidman retains the right, however, to agree or disagree with any capital offering in excess of $15,000,000.00. Mr. Seidman also agreed he will not support, initiate or participate in any litigation or proxy contest against the Registrant, the Bank, or their directors or officers during the term of the agreement. The Registrant agreed to give Mr. Seidman consideration for a future directorship in accordance with the Registrant’s policies regarding nominations and nomination criteria.

     According to a Schedule 13D/A filed with the Securities and Exchange Commission on February 18, 2005, Mr. Seidman and related parties control an aggregate of 745,658 shares or approximately 7.09% of the Registrant’s outstanding class of common stock.

Section 9 — Financial Statements and Exhibits

     Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit
	Number 99.1	Description Press Release dated February 18, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2005	YARDVILLE NATIONAL BANCORP

(Registrant)

By: Stephen F. Carman

Stephen F. Carman
Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 18, 2005